Exhibit 8

          ASSET TRANSFER AND ASSUMPTION OF LIABILITIES AGREEMENT

THIS ASSET TRANSFER AND ASSUMPTION OF LIABILITIES AGREEMENT is made as of the 4th day of November, 2003, by and between MICRO INTERCONNECT TECHNOLOGY, INC., a Nevada corporation having a business address of 70 Horizon Drive, Bedford, New Hampshire ("MITR"), and EPIC RESEARCH COMPANY, INC., a New Hampshire corporation having a business address of 70 Horizon Drive, Bedford, New Hampshire, ("EPIC") and agree as follows:

WHEREAS, MITR desires to transfer and assign to EPIC all of its assets of every kind and description (except for the capital stock of EPIC) in exchange for EPIC's assumption of, and indemnification of MITR against, all of MITR's obligations and liabilities of every kind and description; and

WHEREAS, EPIC desires to assume, and indemnify MITR against, all of MITR's obligations and liabilities of every kind and description in exchange for EPIC's receipt of all of MITR's assets of every kind and description (except for the capital stock of Epic);

NOW, THEREFORE, for and in consideration of the promises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1.    Transfer and Assignment of Assets.   Except for the capital stock of
EPIC held by MITR, MITR hereby sells, assigns, conveys, transfers and delivers to EPIC, on an "AS IS, WHERE IS" basis, all of MITR's right, title, and interest in and to all of MITR's property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located (the "Assets") including, but not limited to the following:

      a. Tangible Personal Property: all equipment, inventory, parts, supplies, fixtures, written plans and designs, research and development reports and records, logs, guides, and manuals;

      b. Intangible Personal Property: all accounts receivable, bank and investment accounts, telephone lines and numbers, email and telecopy addresses, websites and domain names, goodwill, customer/client and supplier lists, referral sources, licenses, permits, governmental authorizations, pending applications for governmental authorizations, patents, copyrights, trade names, trademarks, designs, know-how, trade secrets, and other intellectual property, and ownership interests in other entities (warrants, options, stock, membership, partnership);

      c. Contracts & Agreements: all contracts, agreements, leases, notes due MITR, outstanding offers or solicitations made by or to MITR to enter into any contract or agreement, including but not limited to those specified below:

            i. Exclusive License Agreement dated March 31, 1998 between MITR and N. Edward Berg;
            ii. Lease Agreement between MITR and Ruth Berg for facility at 70 Tirrell Hill Road, Bedford, New Hampshire, as renewed and amended; and
            iii. Agreement between MITR and ACG Advisors, LLC and ACG Securities, LLC dated September 26, 2001.

2. Assumption of Liabilities. EPIC hereby assumes, and agrees to observe and perform all of the duties, obligations, terms, provisions and covenants of, all of MITR's burdens, obligations and liabilities of every nature and kind, whether liquidated or contingent, choate or inchoate, known or unknown, including but not limited to MITR's accounts payable, vendor claims, notes payable, accrued salaries and benefits, taxes, fines and penalties, accrued expenses, employment matters, stock option plans, employment contracts, debt, subordinated debt, warranties and other customer claims, actions and proceedings, pending or threatened, and claims, whether or not presently asserted, arising out of, relating to or connection with MITR's assets and business prior to the transaction consummated hereunder (the "Assumed Liabilities"). The Assumed Liabilities shall include but not be limited to MITR's liabilities and obligations under, in connection with or related to the following:

      a.    All Notes Payable from MITR to N. Edward Berg;
      b. Lease Agreement between MITR and Ruth Berg for facility at 70 Tirrell Hill Road, Bedford, New Hampshire, as renewed and amended;
      c. Exclusive License Agreement dated March 31, 1998 between MITR and N. Edward Berg;
      d. Agreement between MITR and ACG Advisors, LLC and ACG Securities, LLC dated September 26, 2001;
      e.    MITR's 1998 Stock Option Plan;
      f. Taxes for periods prior to or through the date of this Agreement;
      g. Filings required to be made with the Securities and Exchange Commission for periods prior to or through the date of this Agreement;
      h. Any claims by shareholders, warrant holders, or option holders on account of actions by or on behalf of MITR taken through the time and date of this Agreement, the transaction contemplated hereunder or the subsequent distribution of the EPIC capital stock held by MITR to its shareholders, including but not limited to claims made by Gary J. McAdam and Growth Ventures, Inc. Profit Sharing Plan and Trust; and
      i. All business activities engaged in by MITR prior to the date of this Agreement.

3. Payment of Certain Accrued Expenses. EPIC agrees to pay all amounts owed by MITR as of the date of this Agreement to legal counsel, accountants, brokers, transfer agents, and vendors and suppliers with the proceeds ($165,000.00) EPIC receives from N. Edward Berg pursuant to a Subscription Agreement of even date.

4. Indemnification. EPIC hereby agrees to indemnify and hold harmless MITR and its directors, officers, managers, members, agents and employees, (each, an "Indemnified Person") from and against any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) ("Damages") to which such Indemnified Person may become subject in connection with any of the Assumed Liabilities, and will reimburse any Indemnified Person for all expenses (including reasonable counsel and expert fees) as they are incurred by any such Indemnified Person in connection with any Assumed Liability, including through investigating, preparing or defending any action or proceeding, whether pending or threatened, and whether or not such Indemnified Person is a party hereto.

      a. Notice. The Indemnified Party shall give prompt written notice ("Indemnification Notice") to EPIC after discovery by the Indemnified Party of any matters giving rise to a claim for indemnification or reimbursement under this Agreement; provided, however, that the failure to give such notice shall not relieve EPIC of liability hereunder except to the extent that it is actually prejudiced by such failure.

      b. Contested Claims. In the event that EPIC advises the Indemnified Party that it will contest a claim for indemnification hereunder, or fails, within thirty (30) days of receipt of any Indemnification Notice to notify, in writing, the Indemnified Party of its election to defend, settle or compromise, at its sole cost and expense, any action or claim (or discontinues its defense at any time after it commences such defense), then the Indemnified Party may, at its option, defend, settle or otherwise compromise or pay such action or claim. In any event, unless and until EPIC elects in writing to assume and does so assume the defense of any such claim or action, the Indemnified Party's reasonable costs and expenses arising out of the defense, settlement or compromise of any such action or claim shall be Damages subject to indemnification hereunder.

      c. Reasonable Cooperation. The Indemnified Party shall reasonably cooperate with EPIC in connection with any negotiation or defense of any such action or claim by EPIC and shall furnish to EPIC all information reasonably available to the Indemnified Party which relates to such action or claim. EPIC, if the defending party, shall keep the Indemnified Party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If EPIC elects to defend any such action or claim, then the Indemnified Party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense. If EPIC does not assume the defense, the Indemnified Party shall keep EPIC fully apprised at all times as to the status of the defense or any settlement negotiations. Payment of indemnification amounts hereunder shall be made to the person specified by the Indemnified Party. Anything in this Section 4 to the contrary notwithstanding, no person shall, without each of the parties' prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof which imposes any future obligation on any other party or which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the other parties, a release from all liability in respect of such claim.

5. Further Actions. Each of the parties hereto covenants and agrees, at its own expense, to execute and deliver, at the request of the other party hereto, such further instruments of transfer and assignment and to take such other action as such other party may reasonably request to more effectively consummate the assignments and assumptions contemplated by this Agreement.

6. Choice of Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of New Hampshire (without giving effect to principles of conflicts of laws).

7. Assignment; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of MITR and its successors and assigns (if any) and EPIC and its successors and assigns (if any).

8. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the same shall be deemed severed in such circumstances, and the other provisions of this Agreement will remain in full force and effect.

9. Cooperation. Following the consummation of the transactions contemplated hereunder, MITR and EPIC shall each provide the other with such assistance, and shall cause their officers, directors and accountants to provide such assistance, as may reasonably be requested by the other in connection with (i) the preparation of any tax return or the conduct of any audit or examination by any taxing authority, or (ii) the preparation of any periodic report or other filing required to be made to the Securities and Exchange Commission.

      MITR shall put EPIC in possession of said Assets by delivering to it this Agreement.

      IN WITNESS WHEREOF, the parties have caused this Asset Transfer and Assignment of Liabilities Agreement to be executed by their duly authorized officers on this 4th of November, 2003.


MICRO INTERCONNECT TECHNOLOGY, INC.
By:      /s/ N. Edward Berg
N. Edward Berg, President

EPIC RESEARCH COMPANY, INC.,
By:      /s/ N. Edward Berg
N. Edward Berg, President